EXHIBIT 21.1
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                      BEI TECHNOLOGIES, INC. AND SUBSIDIARIES

                            SUBSIDIARIES OF THE COMPANY

                               Jurisdiction                Doing Business As
Name of Subsidiary           of Incorporation                (If Different)

BEI Sensors & Systems              Delaware             BEI Sensors & Systems
Company, Inc.                                           Company, Inc.

BEI International, Inc.            Delaware

BEI Export Sales Company, Inc.     U.S. Virgin Islands

BEI Properties, Inc.               Arkansas

SiTek, Inc., a BEI Company         Delaware

BEI Sensors, S.A.S.                France

BEI Tactical Defense Systems, Inc. Delaware

Micro Polymer Systems, Inc.        Delaware

BEI Ideacod, S.A.S.                France

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